NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 6, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Storm Cat Energy Corporation

Common Stock, no par value

Commission File Number – 001-32628

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported net losses in its five most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired;

(e)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share and;

(f)

Section 1003(c)(3) which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer whenever advice has been received, deemed by the Exchange to be authoritative, that the security is without value.

2.

The Common Stock of Storm Cat Energy Partners (the “Company” or “Storm Cat”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years Ended December 31,

Loss from Continuing Operations

Net Loss

2007

($35,791,000)

($49,955,000)

             2006

($8,558,000)

($6,861,000)

2005

($8,395,000)

($8,368,000)

2004

($909,000)

($909,000)

2003

($173,000)

($173,000)

9 Months Ended September 30,

Loss from Continuing Operations

Net Loss

2008

($54,572,000)

            ($57,783,000)

(b)

At September 30, 2008, the Company reported stockholders’ deficiency of $35,612,000.

(c)

On November 10, 2008, the Company filed for a voluntary petition of reorganization under Chapter 11 of the United States Bankruptcy Code.

(d)

On November 10, 2008 the Company’s common stock had a closing price of $.06 per share.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On November 17, 2008 the Exchange notified Storm Cat that it was not in compliance with certain of the Exchange’s continued listing standards or was subject to removal from listing in accordance with certain of the Exchange’s continued listing requirements, as set forth in Parts 1 and 10 of the Company Guide. In particular, the Company was not in compliance with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii), 1003(a)(iv), 1003(f)(v) and 1003(c)(3) of the Company Guide and was subject to removal pursuant to Section 1002(e) of the Company Guide (the “Staff Determination”). The Company was further notified that due to the nature and severity of the continued listing deficiencies, it was necessary and appropriate, in accordance with commentary .01 to Section 1009 of the Company Guide, to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and to move to immediately delist the securities from listing and registration on the Exchange (the “Staff Determination”).  The Company was also notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (“Panel”) within seven days of the Staff Determination, or by, November 24, 2008.

(b)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Joseph M. Brooker, Chief Executive Officer of Storm Cat Energy Corporation.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Regulation, Inc.